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                                                               Exhibit 99


                           ABERCROMBIE & FITCH REPORTS
                             NOVEMBER SALES RESULTS






NEW ALBANY, Ohio / December 4, 2003 - Abercrombie & Fitch (NYSE: ANF) today reported net sales of $161.2 million for the four-week period ended November 29, 2003 compared to last year's November sales of $158.7 million. November comparable store sales decreased 13% compared with the four-week period ended November 30, 2002.

Year-to-date, the Company reported a net sales increase of 7% to $1.309 billion from $1.220 billion last year. Comparable store sales decreased 8% for the year-to-date period.

Abercrombie & Fitch operated a total of 694 stores at the end of November, including 173 abercrombie stores and 164 Hollister Co. stores. The Company operates e-commerce websites at www.abercrombie.com, www.abercrombiekids.com, www.hollisterco.com and publishes the A&F Quarterly.

To hear Abercrombie & Fitch's prerecorded November sales message, please dial
(800) 642-1687, followed by the conference identification number 6755238.


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For further information, call:              Thomas D. Lennox
                                            Director, Investor Relations and
                                            Corporate Communications
                                            (614) 283-6751



SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this Release, the Company's Form 10-K or made by management of the Company involve risks and uncertainties, and are subject to change based on various important factors. The following factors, among others, in some cases have affected and in the future could affect the Company's financial performance and actual results and could cause actual results for 2003 and beyond to differ materially from those expressed or implied in any such forward-looking statements or otherwise made by management: changes in consumer spending patterns and consumer preferences; the effects of political and economic events and conditions domestically and in foreign jurisdictions in which the Company operates, including, but not limited to, acts of terrorism or war; the impact of competition and pricing; changes in weather patterns; market price of key raw materials; ability to source product from its global supplier base; litigation; political stability; currency and exchange risks and changes in existing or potential duties, tariffs or quotas; availability of suitable store locations at appropriate terms; ability to develop new merchandise; and ability to hire, train and retain associates.